Exhibit 5.1

K&L GATES LLP K&L GATES CENTER 210 SIXTH AVENUE PITTSBURGH, PA 15222-2613 T 412.355.6500 F 412.355.6501 klgates.com

June 5, 2018

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15107

Ladies and Gentlemen:

We have acted as transaction counsel to Universal Stainless & Alloy Products, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 183,673 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”) pursuant to the exercise in full by Cowen and Company, LLC (the “Underwriter”) of an option granted to the Underwriter by the Company in accordance with the terms and conditions of the Underwriting Agreement (the “Underwriting Agreement”), dated May 25, 2018, between the Company and the Underwriter. The Shares are being offered and sold to the Underwriter in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-212064) (as amended, the “Original Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2016 and amended on July 19, 2016 and August 2, 2016, relating to $30 million in maximum aggregate offering price of securities of the Company, and the Registration Statement on Form S-3 (File No. 333-225198) (together with the Original Registration Statement, the “Registration Statement”) filed with the Commission on May 25, 2018, relating to $4.5 million in maximum aggregate offering price of additional securities of the Company; (ii) the Prospectus, dated August 9, 2016, as supplemented by the accompanying Preliminary Prospectus Supplement, dated May 24, 2018, relating to the offering of the Shares by the Company, as filed by the Company with the Commission on May 24, 2018 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein; (iii) the Prospectus, dated August 9, 2016, as supplemented by the accompanying Prospectus Supplement, dated May 25, 2018, reflecting the final terms of the offering of the Shares, as filed by the Company with the Commission on May 29, 2018 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein (together, the “Prospectus”); (iv) the Underwriting Agreement; (v) the Company’s Restated Certificate of Incorporation, as amended, and the Company’s Second Amended and Restated By-laws; (vi) copies of the resolutions adopted by the Board of Directors of the Company on May 9-10, 2016, May 1, 2018 and May 24, 2018; and (vii) copies of the resolutions adopted by the Pricing Committee of the Board of Directors on May 24, 2018. In addition, we have made such examination of law as we have deemed appropriate.

Universal Stainless & Alloy Products, Inc.

June 5, 2018

For the purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each document submitted to us is accurate and complete; (ii) that each such document that is an original is authentic; (iii) that each such document that is a copy conforms to an authentic original; (iv) that all signatures on each such document are genuine; (v) the legal capacity of all natural persons; (vi) that there are no documents or agreements by or among any of the parties to the Underwriting Agreement, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter; and (vii) that the Underwriter has complied with all state and federal statutes, rules and regulations applicable to the Underwriter relating to the transactions set forth in the Underwriting Agreement. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to (i) applicable federal securities laws of the United States, and (ii) the General Corporation Law of the State of Delaware. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on the foregoing and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration provided for therein, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is being given as of the date hereof and we assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, the incorporation by reference of this opinion into the Registration Statement and the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ K&L Gates LLP